WINTHROP REALTY TRUST

AT THE COMPANY

Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

WINTHROP REALTY TRUST
ANNOUNCES RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2005

FOR IMMEDIATE RELEASE – Boston, Massachusetts-March 2, 2006 Winthrop Realty Trust (NYSE:FUR), a real estate investment trust, announced today the operating results for the fourth quarter and year ended December 31, 2005.

2005 Annual Financial Highlights

o	Declared a special $0.11 per common share dividend.

o	Reported net income for the year ended December 31, 2005 of $22,211,000 or $0.68 per common share (basic) and $0.53 per common share (diluted, which assumes a full conversion of the Series A Preferred Shares and Series B-1 Preferred Shares) compared to $20,388,000 or $0.66 per common share (both basic and assuming conversion of the Preferred Shares) for the year ended December 31, 2004.

Fourth Quarter Financial Highlights

o	Reported net income for the quarter ended December 31, 2005 of $10,570,000 or $0.31 per common share (basic) and $0.21 per common share (diluted, which assumes full conversion of the Series A Preferred Shares and Series B-1 Preferred Shares) compared to a net loss of ($22,000) or ($0.001) per common share (both basic and assuming conversion of the Preferred Shares) for the same period in 2004.

Fourth Quarter Milestones and Recent Events

Corporate Level Financing and Equity Events

o	In November 2005, the Company sold to Vornado Investments L.L.C., an affiliate of Vornado Realty Trust, 3,522,566 shares of our common stock for a total sales price of $14,090,264.

o	In December 2005, the Company entered into a Revolving Loan Agreement with KeyBank, National Association, pursuant to which it can borrow, on a revolving basis, up to $50,000,000.

o	In February 2006, the Company converted all of its 8.4% Series A Convertible Preferred Shares into common shares, increasing the number of common shares outstanding to 40,418,242.

o	In February 2006, the Company filed a registration statement with the Securities and Exchange Commission for a proposed rights offering to its holders of common shares and its holders of its Series B-1 Cumulative Convertible Redeemable Preferred Shares.

Property Acquisitions

o	In October 2005, the Company acquired an 80% controlling interest in an entity owning 128,000 square feet of retail and office space consisting of the first six floors in a mixed-use building together with 208 parking spaces located at One East Erie, Chicago, Illinois.

o	In December 2005, the Company acquired, (i) an approximately 92,500 square foot office building in Andover, Massachusetts and a leasehold interest in the land on which it is situate, and (ii) an approximately 56,000 square foot office building located in Burlington, Vermont and a leasehold interest in the land on which it is situate. Both properties are leased to Verizon of New England, Inc.

o	In February 2006, the Company acquired two office buildings located in Lisle, Illinois, a Chicago suburb containing an aggregate 236,200 square feet and are 97% leased. Simultaneously, the Company acquired a 60% interest in an additional vacant office property containing 53,800 square feet also located in Lisle, Illinois.

Property Financings

o	In February 2006, the Company obtained a $21,600,000 loan secured by its mixed-use property located at One East Erie, Chicago, Illinois.

o	In February 2006, the Company obtained a $9,500,000 loan secured by its properties located in Burlington, Vermont and Andover, Massachusetts.

Debt Placements and Acquisitions

o	In December 2005, the Company formed, together with two holders of its Series B-1 Preferred Shares, a joint venture for the purpose of acquiring a 99% interest in a $60,000,000 fourth mezzanine loan secured by the ownership interests in the owner of the Toy Center building located in New York City.

Investments in Real Estate Securities

o	In November 2005, the Company acquired 4,375,000 in newly issued common shares of Newkirk Realty Trust, Inc., (NYSE:NKT) a newly formed real estate investment trust in exchange for $50,000,000 and an assignment of management’s exclusivity as it relates to net leased assets.

Other Matters

o	In December 2005, the Company changed its name to Winthrop Realty Trust, retaining its NYSE ticker symbol, “FUR.”

CEO Commentary

Michael L. Ashner, the Company’s chief executive officer commented, “While continuing to confront a challenging investment environment primarily due to excessive liquidity for real estate investments, we are satisfied with our ability to continue to source opportunistic investments which are consistent with our investment philosophy.”

Additional Information and Supplemental Data

Winthrop Realty Trust is real estate investment trust engaged in the ownership and management of, and lending to, real estate and related investments. Winthrop Realty Trust is listed on the New York Stock Exchange and trades under the symbol “FUR.” It has executive offices in Boston, Massachusetts and Jericho, New York.

Financial results for the three and twelve months ended December 31, 2005 and 2004 are as follows:

(in thousands, except per-share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues	$10,018	$2,882	$32,866	$5,918

Income from continuing operations	$12,676	$429	$28,949	$1,936
Income from discontinued operations	35	65	581	20,516

Net income	$12,711	$494	$29,530	$22,452

Net income applicable to Common
Shares of Beneficial Interest	$10,570	$(22)	$22,211	$20,388

Per Share - Basic:
Income from continuing operations,
net of preferred dividends	$0.31	$--	$0.66	$--
Income from discontinued operations	--	--	0.02	0.66

Net income applicable to Common
Shares of Beneficial Interest	$0.31	$--	$0.68	$0.66

Per Share - Diluted:
Income from continuing operations	$0.21	$--	$0.52	$--
Income from discontinued operations	--	--	0.01	0.66

Net income applicable to Common
Shares of Beneficial Interest
Assuming a Conversion of All
Series A and Series B-1
Preferred Shares	$0.21	$--	$0.53	$0.66

Net income for the year ended December 31, 2005 was $29,530,000 compared to net income of $22,452,000 for the year ended December 31, 2004. The increase is due primarily to an increase in revenues of $26,948,000 as a result of our acquisition activity and an increase in other income of $23,781,000. The increase in other income for 2005 is predominantly attributable to $11,000,000 received from the State of California in settlement of claims against the State from the 1986 flood at our Peachtree Mall property and $10,500,000 recognized in connection with the portion of Newkirk Realty Trust, Inc. shares not subject to forfeiture which were received for the assignment of management’s exclusivity as it relates to net leased assets. These increases were partially offset by increases in depreciation and amortization expense of $6,315,000, interest expense of $14,304,000 and a decrease in income from discontinued operations of $19,935,000 of which $19,267,000 resulted from a gain on the sale of Park Plaza Mall.

Net income for the three months ended December 31, 2005 was $12,711,000 as compared to net income of $494,000 for the three months ended December 31, 2004. The primary reason for the increase in net income was due to an increase in revenues of $7,136,000 attributable to acquisition activity and other income of $12,224,000, predominantly attributable to the assignment of exclusivity described above. These increases were partially offset by increases in interest expense of $3,786,000 and depreciation and amortization expense of $1,524,000.

Other Selected Financial Data:
(in thousands)

	December 31,	December 31,
	2005	2004

Total assets	$653,666	$289,968

Total liabilities	$371,715	$169,826
Minority interest	27,527	--
Total shareholders’ equity	254,424	120,142

Total liabilities and shareholders’ equity	$653,666	$289,968

Further details regarding the Company’s results of operations, properties and tenants are available in the Company’s Form 10-K for the year ended December 31, 2005 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s websitewww.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to Winthrop Realty Trust can be found in Winthrop’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.